Exhibit 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference of our report, delivered to ZaZa Energy Corporation (the “Company”) on March 1, 2013, relating to the estimates of proved and probable reserves attributable to certain assets owned by ZaZa Energy, LLC, a subsidiary of the Company, as of December 31, 2012 (the “Reserves Report”), to the incorporation by reference therein Registration Statement (Form S-1) for the registration of 27,226,223 shares of common stock of ZaZa Energy Corporation.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

April 1, 2013

SUITE 600, 1015 4TH STREET, S.W. 621 17TH STREET, SUITE 1550	CALGARY, ALBERTA T2R 1J4 DENVER, COLORADO 80293-1501	TEL (403) 262-2799 TEL (303) 623-9147	FAX (403) 262-2790 FAX (303) 623-4258